EXHIBIT 10.1

Text of Amendment to Bylaws of Atlantic American Corporation
(Effective as of February 22, 2007)

Section 6.1 of the Bylaws is hereby deleted in its entirety and replaced with the following in substitution therefor:

        6.1 Certificates. The interest of each Shareholder may be evidenced by a certificate or certificates representing shares of stock of the corporation. Any certificates shall be in such form as the Board of Directors may from time to time adopt and shall be numbered and shall be entered in the books of the corporation as they are issued. Each certificate shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary and shall be sealed with the seal of the corporation or a facsimile thereof; provided, however, that where such certificate is countersigned by a transfer agent, or registered by a registrar, the signatures of such officers may be facsimiles.